Exhibit 16

May 31, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 31, 2002 of Black Hills Corporation's Employee Stock Purchase Plan filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP


cc:      Roxann R. Basham
         Plan Committee Member
         Black Hills Corporation